                                                                    EXHIBIT 20.1

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                         INFORMED ACCESS SYSTEMS, INC.

                                                                           PAGE
                                                                           ----
Report of Ernst & Young LLP, Independent Auditors..........................    1
Report of Arthur Andersen, Independent Public Accountants..................    2
Report of Ehrhardt Keefe Steiner & Hottman PC, Independent Auditors........    3
Supplemental Consolidated Balance Sheets at September 30, 1995 and 1996
 (audited).................................................................    4
Supplemental Consolidated Statements of Operations for the years ended
 September 30, 1994, 1995 and 1996 (audited)...............................    5
Supplemental Consolidated Statements of Mandatorily Redeemable Convertible
 Preferred Stock and Stockholders' Equity for the years ended September 30,
 1994, 1995 and 1996 (audited).............................................    6
Supplemental Consolidated Statements of Cash Flows for the years ended
 September 30, 1994, 1995 and 1996 (audited)...............................    7
Notes to Supplemental Consolidated Financial Statements....................    8

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Access Health, Inc.

We have audited the supplemental consolidated balance sheets of Access Health, Inc. (resulting from the consolidation of Access Health, Inc., Informed Access Systems, Inc. and Clinical Reference Systems, Ltd.) as of September 30, 1995 and 1996 and the related supplemental consolidated statements of operations, mandatorily redeemable convertible preferred stock and stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1996. The supplemental consolidated financial statements give retroactive effect to the mergers of Access Health, Inc. and Informed Access Systems, Inc., and Access Health, Inc. and Clinical Reference Systems, Ltd. in November 1996, which have been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental financial statements are the responsibility of the management of Access Health, Inc. Our responsibility is to express an opinion on these supplemental financial statements based on our audits. We did not audit the 1994 and 1995 financial statements of Informed Access Systems, Inc. and Clinical Reference Systems, Ltd. which statements reflect aggregate total assets constituting approximately 15% of the related supplemental consolidated financial statement total as of September 30, 1995, and which reflect aggregate revenues constituting approximately 6% and 12% of the related supplemental consolidated financial statement totals for 1994 and 1995, respectively. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for Informed Access Systems, Inc. and Clinical Reference Systems, Ltd., is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Access Health, Inc. at September 30, 1995 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 1996, after giving retroactive effect to the mergers of Informed Access Systems, Inc. and Clinical Reference Systems, Ltd., as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.

                                                              Ernst & Young LLP
Sacramento, California
October 31, 1996,
except for Note 2, as to which the date is November 18, 1996

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Informed Access Systems, Inc.:

  We have audited the accompanying consolidated balance sheets of INFORMED ACCESS SYSTEMS, INC. (a Delaware corporation) and subsidiary as of December 31, 1994 and 1995, and the related consolidated statements of operations, mandatorily redeemable convertible preferred stock and stockholders' deficit and cash flows for each of the three years ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Informed Access Systems, Inc. and subsidiary as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Arthur Andersen llp

Denver, Colorado,
March 12, 1996

                         INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Clinical Reference Systems, Ltd.
Englewood, Colorado

  We have audited the accompanying consolidated balance sheets of Clinical Reference Systems, Ltd. (a wholly-owned subsidiary of Associated Medical Enterprises, Inc.) as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Clinical Reference Systems, Ltd. at December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          Ehrhardt Keefe Steiner & Hottman PC

March 12, 1996
Denver, Colorado

                              ACCESS HEALTH, INC.

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                SEPTEMBER 30,
                                                               ----------------
                                                                1995     1996
                                                               -------  -------
                           ASSETS
Current assets:
  Cash and equivalents.......................................  $ 9,815  $26,533
  Available-for-sale securities..............................    5,172   14,126
  Accounts receivable, net of allowance for doubtful accounts
   of $600 ($448 at September 30, 1995)......................    5,299   12,158
  Licenses receivable, net of allowance for doubtful accounts
   of $150 ($100 at September 30, 1995)......................    1,525      786
  Income taxes receivable....................................       84    1,917
  Prepaid expenses...........................................      959    2,009
  Other current assets.......................................      538    1,073
                                                               -------  -------
    Total current assets.....................................   23,392   58,602
Licenses receivable due after one year.......................      782      165
Property and equipment, net..................................    7,585   16,512
Purchased intangibles, net of accumulated amortization of
 $4,327 ($3,735 at September 30, 1995).......................    4,070    3,478
Investment in AHN............................................      --     5,000
Other assets.................................................    1,253      535
                                                               -------  -------
                                                               $37,082  $84,292
                                                               =======  =======
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable............................................  $ 2,681  $ 4,314
 Accrued payroll and related expenses........................    1,997    3,413
 Other accrued expenses......................................    1,460    4,980
 Notes payable to related parties............................      --     1,500
 Current portion of long-term debt...........................      292      180
 Current portion of capital lease obligations................       56      419
 Deferred revenue............................................    3,037    4,500
                                                               -------  -------
    Total current liabilities................................    9,523   19,306
 Capital leases obligations..................................      133      933
 Long-term debt..............................................      398      411
 Commitments and contingencies
Mandatorily redeemable convertible preferred stock, $.001 par value--3,859,196 shares authorized; 3,734,151 shares issued and outstanding (3,685,740 at September 30, 1995); aggregate liquidation and redemption preference of $10,995 ($10,635 at
 September 30, 1995).........................................   10,635   10,995
Stockholders' equity:
 Preferred stock, $.001 par value--5,000,000 shares
  authorized, no shares issued and outstanding...............      --       --
 Common stock, $.001 par value--30,000,000 shares authorized,
  13,684,927 shares issued and outstanding (11,292,850 at
  September 30, 1995)........................................       11       14
 Additional paid-in capital..................................   23,421   58,182
 Deferred stock compensation.................................      --      (443)
 Accumulated deficit.........................................   (7,039)  (5,106)
                                                               -------  -------
    Total stockholders' equity...............................   16,393   52,647
                                                               -------  -------
                                                               $37,082  $84,292
                                                               =======  =======

                            See accompanying notes.

                              ACCESS HEALTH, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       YEARS ENDED SEPTEMBER
                                                                30,
                                                      -------------------------
                                                       1994     1995     1996
                                                      -------  -------  -------
Revenues:
  Personal health management services................ $ 9,544  $26,484  $61,178
  Licensing and support services.....................   8,047    9,526   10,925
                                                      -------  -------  -------
    Total commercial revenues........................  17,591   36,010   72,103
  Development program with related party.............   2,274      --       --
                                                      -------  -------  -------
      Total revenues.................................  19,865   36,010   72,103
Costs and expenses:
  Costs of revenues:
    Personal health management services..............  10,324   19,374   34,653
    Licensing and support services...................   3,179    4,961    5,349
  Product and other development......................   2,309    3,298    6,545
  Development program................................   2,541      --       --
  Sales and marketing................................   4,650    5,487    9,468
  General and administrative.........................   3,263    4,540   10,391
                                                      -------  -------  -------
      Total costs and expenses.......................  26,266   37,660   66,406
                                                      -------  -------  -------
Income (loss) from operations........................  (6,401)  (1,650)   5,697
Non-operating income (expense):
  Interest and other income..........................     657      877    1,633
  Interest expense...................................    (175)    (150)    (186)
                                                      -------  -------  -------
Income (loss) before income taxes....................  (5,919)    (923)   7,144
Provision (credit) for income taxes..................  (1,352)    (242)   6,050
                                                      -------  -------  -------
Net income (loss).................................... $(4,567) $  (681) $ 1,094
                                                      =======  =======  =======
Net income (loss) per share.......................... $ (0.44) $ (0.06) $  0.06
                                                      =======  =======  =======
Shares used in per share calculations................  10,360   11,000   18,502


                            See accompanying notes.

                              ACCESS HEALTH, INC.

         SUPPLEMENTAL CONSOLIDATED STATEMENTS OF MANDATORILY REDEEMABLE
              CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

                 YEARS ENDED SEPTEMBER 30, 1994, 1995 AND 1996
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                            MANDATORILY
                            REDEEMABLE                               STOCKHOLDERS' EQUITY
                            CONVERTIBLE    --------------------------------------------------------------------------
                          PREFERRED STOCK    COMMON STOCK     ADDITIONAL   DEFERRED               STOCKHOLDER
                         ----------------- ------------------  PAID-IN      STOCK     ACCUMULATED    NOTES
                          SHARES   AMOUNT    SHARES    AMOUNT  CAPITAL   COMPENSATION   DEFICIT   RECEIVABLE   TOTAL
                         --------- ------- ----------  ------ ---------- ------------ ----------- ----------- -------
Balance, September 30,
 1993................... 1,319,200 $ 1,635 10,023,489   $10    $18,244      $ --        $(1,733)     $  (9)   $16,512
 Sale of common stock...       --      --     198,975   --         570        --            --         --         570
 Issuance of common
  stock to purchase
  product...............       --      --     679,090     1      3,513        --            --         --       3,514
 Sale of mandatorily
  redeemable convertible
  preferred stock and
  related issuance
  costs................. 1,140,634   2,000        --    --         --         --            (17)       --         (17)
 Net loss...............       --      --         --    --         --         --         (4,567)       --      (4,567)
                         --------- ------- ----------   ---    -------      -----       -------      -----    -------
Balance, September 30,
1994.................... 2,459,834   3,635 10,901,554    11     22,327        --         (6,317)        (9)    16,012
 Sale of common stock...       --      --     263,813   --         671        --            --         --         671
 Repayment of
  stockholder note
  receivable............       --      --         --    --         --         --            --           9          9
 Income tax benefit from
  exercise of stock
  options...............       --      --         --    --         350        --            --         --         350
 Sale of mandatorily
  redeemable convertible
  preferred stock and
  related issuance
  costs................. 1,047,394   5,980        --    --         --         --            (41)       --         (41)
 Issuance of mandatorily
  redeemable convertible
  preferred stock for
  conversion of notes
  payable and accrued
  interest..............   178,512   1,020        --    --         --         --            --         --         --
 Issuance of common
  stock.................       --      --     127,483   --          73        --            --         --          73
 Net loss...............       --      --         --    --         --         --           (681)       --        (681)
                         --------- ------- ----------   ---    -------      -----       -------      -----    -------
Balance, September 30,
1995.................... 3,685,740  10,635 11,292,850    11     23,421        --         (7,039)       --      16,393
 Sale of common stock in
  secondary public
  offering..............       --      --   1,500,000     2     29,503        --            --         --      29,505
 Sale of common stock
  upon exercise of
  warrants and options..       --      --   1,049,413     1      2,291        --            --         --       2,292
 Income tax benefit from
  sale of stock options.       --      --         --    --       2,491        --            --         --       2,491
 Sale of mandatorily
  redeemable convertible
  preferred stock.......    48,411     360        --    --         --         --            --         --         --
 Deferred stock
  compensation..........       --      --         --    --         476       (476)          --         --         --
 Amortization of
  deferred stock
  compensation..........       --      --         --    --         --          33           --         --          33
 Elimination of Informed
  Access and CRS net
  activity for the three
  months ended
  December 31, 1995.....       --      --    (157,336)  --         --         --            839        --         839
 Net income.............       --      --         --    --         --         --          1,094        --       1,094
                         --------- ------- ----------   ---    -------      -----       -------      -----    -------
Balance, September 30,
 1996................... 3,734,151 $10,995 13,684,927   $14    $58,182      $(443)      $(5,106)     $ --     $52,647
                         ========= ======= ==========   ===    =======      =====       =======      =====    =======

                            See accompanying notes.

                              ACCESS HEALTH, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                  INCREASE (DECREASE) IN CASH AND EQUIVALENTS
                                 (IN THOUSANDS)

                                                     YEARS ENDED SEPTEMBER
                                                              30,
                                                    --------------------------
                                                     1994     1995      1996
                                                    -------  -------  --------
Cash flows from operating activities:
  Net income (loss)................................ $(4,567) $  (681) $  1,094
  Adjustments to reconcile net income (loss) to
   cash provided (used) by operations:
    Allowance for doubtful accounts................     (62)     285       210
    Depreciation and amortization..................   1,585    2,181     4,228
    Deferred stock compensation....................     --       --         33
    Notes payable to related parties...............     --       --      1,500
    Deferred income taxes..........................     166     (183)      348
    Changes in:
      Accounts and licenses receivable.............   1,448   (1,532)   (6,002)
      Income tax receivable........................  (1,614)   1,530       658
      Prepaid expenses and other current assets....     467     (140)   (1,699)
      Accounts payable.............................     687    1,115     1,844
      Accrued payroll and related expenses.........    (261)   1,395     1,517
      Other accrued expenses.......................     694      369     3,717
      Deferred revenue.............................    (104)     237     1,660
                                                    -------  -------  --------
        Net cash provided (used) by operating
         activities................................  (1,561)   4,576     9,108
                                                    -------  -------  --------
Cash flows from investing activities:
  Purchases of available-for-sale securities.......  (4,009)  (6,919)  (33,259)
  Maturities of available-for-sale securities......   1,500    4,256    24,305
  Purchase of property and equipment...............  (1,521)  (5,163)  (11,063)
  Investment in AHN................................     --       --     (5,000)
  (Increase) decrease in other assets..............    (476)     (76)      387
                                                    -------  -------  --------
        Net cash used by investing activities......  (4,506)  (7,902)  (24,630)
                                                    -------  -------  --------
Cash flows from financing activities:
  Payment of long-term debt and capital leases.....    (788)    (441)   (1,043)
  Payment of stockholder notes receivable
   (payable).......................................     (32)       9       --
  Sale of mandatorily redeemable convertible
   preferred stock.................................   2,000    5,980       360
  Proceeds from convertible notes payable to
   stockholders....................................   1,000      --        --
  Proceeds from note payable.......................     --       --        680
  Sale of common stock.............................     570      671    31,797
                                                    -------  -------  --------
        Net cash provided (used) by financing
         activities................................   2,750    6,219    31,794
                                                    -------  -------  --------
Net increase (decrease) in cash and equivalents....  (3,317)   2,893    16,272
Elimination of Informed Access and CRS net cash
 activity for the three months ended December 31,
 1995..............................................     --       --        446
Cash and equivalents at beginning of year..........  10,239    6,922     9,815
                                                    -------  -------  --------
Cash and equivalents at end of year................ $ 6,922  $ 9,815  $ 26,533
                                                    =======  =======  ========

                            See accompanying notes.

                              ACCESS HEALTH, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                              SEPTEMBER 30, 1996

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization, Business and Principles of Consolidation

  These supplemental consolidated financial statements include the accounts of Access Health, Inc. ("Access Health") and its wholly-owned subsidiaries. The consolidated entity is referred to herein as the Company. All intercompany accounts and transactions have been eliminated in consolidation.

  As more fully described in Note 2, during November 1996, the Company entered into business combinations with Informed Access Systems, Inc. ("Informed Access") and Clinical Reference Systems, LTD ("CRS"). The business combinations have been accounted for as poolings-of-interests and the historical consolidated financial statements of the Company for all years prior to the business combination have been restated in the accompanying supplemental consolidated financial statements to include the financial positions, results of operations and cash flows of Informed Access and CRS. The supplemental financial statements will become the historical financial statements of the Company upon issuance of financial statements for a subsequent period that includes the date of the mergers.

  The supplemental consolidated financial statements of the Company include reclassifications made to conform financial statement presentation of Informed Access and CRS to that of Access Health.

  The Company develops, markets and supports personal health management programs and products which help managed care organizations, self-insured employers and hospitals manage consumer demand for health care services.

 Revenue Recognition

  Commercial revenues include personal health management services, which consist of program membership, member communications and teleservicing fees from the Company's Personal Health Advisor, FirstHelp and ASK-A-NURSE contracts with managed care organizations, self-insured employers and hospitals. Commercial revenues also include licensing and support services related to the Company's ASK-A-NURSE, Cancer HELPLINK, Access Care Management System, and LIFE MATCH products.

  Program membership fees from Personal Health Advisor and FirstHelp contracts are recognized ratably in accordance with contract terms on the basis of per-member fees. Member communications fees are recognized upon the delivery of services. Teleservicing fees are recognized in accordance with contract terms on the basis of per-call fees or fees based on phone counselor staffing.

  During fiscal 1994 and 1995, license revenues from ASK-A-NURSE and Cancer HELPLINK were recognized when program implementation services were substantially completed and, effective at the beginning of fiscal 1996, are recognized ratably over the term of the contract. This modification resulted from changes in the terms of the Company's contracts with customers and had no material impact on the Company's consolidated financial statements. License revenues from FirstHelp contracts are recognized ratably over the term of the contract. Revenues from ASK-A-NURSE and Cancer HELPLINK include the present value of contract installments, discounted at the prime rate (which ranged from 6% to 9% for the periods presented), plus 3%, that are billable more than one year after the license grant date. Licenses receivable due are $936,000, $85,000, $15,000 and $66,000 for 1997, 1998, 1999 and thereafter, respectively. LIFE MATCH software product licensing revenue is recognized partially upon delivery of the software, with the remainder deferred until installation and training services are complete.

                              ACCESS HEALTH, INC.

  Support revenues are comprised of ASK-A-NURSE and Cancer HELPLINK support revenue, LIFE MATCH software support revenue and direct marketing fees. Revenue from support contracts and software maintenance contracts is deferred when billed and recognized ratably over the contract term. Direct marketing fees are recognized upon the delivery of services.

  In fiscal 1993, the Company entered into a development agreement which provided for the funding of specified development projects. Development program revenue was recognized pro rata as costs were incurred under the related agreement.

 Cash Equivalents and Available-For-Sale Securities

  The Company invests its excess cash in high quality money market instruments and certain other investments. The Company considers highly liquid investments with maturities of three months or less to be cash equivalents. Available-for-sale securities are carried at amortized cost which approximated fair value as of September 30, 1995 and 1996 and are available to fund current operations.

 Property and Equipment

  Property and equipment are stated at cost and consist of office furniture and equipment, computer equipment, leasehold improvements and computer software for internal use. Depreciation and amortization of furniture and equipment, computer equipment and leasehold improvements are provided on the straight-line basis over the useful lives of the respective assets or the lease term if shorter, which range from two to ten years. Computer software consists of the direct costs of internally-developed software and purchased software and is being amortized on the straight-line basis over the estimated useful lives of the respective assets of three to five years.

 Purchased Intangibles

  Purchased intangibles consist primarily of product rights and are being amortized on the straight line basis over three to ten years.

 Investment in AHN

  In April, 1996, the Company invested $5.0 million in America's Health Network, L.P. ("AHN"), a new 24-hour 7 days a week cable television channel devoted to consumer healthcare information. The Company is a limited partner in AHN and the investment in AHN is accounted for using the cost method.

 Product and Other Development Costs

  Product and other development costs are expensed as incurred and consist primarily of salaries, supplies and contract services related to the development of the Company's products and services.

 Concentrations of Credit Risk and Major Customers

  During fiscal 1996, sales to each of the Company's three largest customers were $10,446,000, $7,427,000 and $7,184,000. During fiscal 1995, sales to each of the Company's three largest customers were $6,438,000, $4,327,000 and $3,624,000.

  The Company's accounts and licenses receivable are primarily with companies in the health care and insurance industries. The Company believes that adequate provision for uncollectible accounts and licenses receivable has been made in the accompanying financial statements.

                              ACCESS HEALTH, INC.

 Stock Split

  On February 15, 1996, the Company effected a three-for-two stock split. All references in the accompanying financial statements to the number of capital shares and per-share amounts have been retroactively restated to reflect the stock split.

 Net Income (Loss) per Share

  The Company's net income (loss) per share is based upon the weighted average number of shares of common stock outstanding. Common stock issuable upon the exercise of stock options and stock warrants has been included in the computation, to the extent dilutive, using the treasury stock method. Common stock issuable upon the conversion of mandatorily redeemable convertible preferred stock has been included in the computation, to the extent dilutive, using the if-converted method. Mandatorily redeemable convertible preferred stock was converted into common stock in November 1996 in connection with the merger of Access Health and Informed Access (Note 2). Net loss per share would have been $(0.36) and $(0.05) for the years ended September 30, 1994 and 1995, respectively, had the conversion occurred at the beginning of the respective period.

 Income Taxes

  Deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws that are scheduled to be in effect when the differences are expected to reverse.

 Fair Value of Financial Instruments

  The Company's financial instruments consist of cash and equivalents, available-for-sale securities, and long-term debt. The carrying values of cash and equivalents and available-for-sale securities approximate fair value. The fair value of long-term debt is estimated based on current rates available for similar debt with similar maturities and securities, and at September 30, 1995 and 1996, approximates the carrying value.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions. These estimates may affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Stock Issued To Employees

  The Company accounts for its stock option plans and its employee stock purchase plan in accordance with the provisions of the Accounting Principles Board's Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25"). In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"). SFAS 123 provides an alternative to APB 25 and is effective for fiscal years beginning after December 15, 1995. The Company expects to continue to account for its stock plans in accordance with APB 25. Accordingly, SFAS 123 is not expected to have any material impact on the Company's financial position or results of operations.

 Statement of Financial Accounting Standards No. 121

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-

                              ACCESS HEALTH, INC.

lived assets that are expected to be disposed of. The Company will adopt SFAS No. 121 in the first quarter of fiscal 1997 and, based on current circumstances, management believes the effect of adoption will not be material to the Company's consolidated financial position or results of operations.

 Reclassifications

  Certain reclassifications have been made to amounts reported as of and for the years ended September 30, 1994 and 1995 to conform with the September 30, 1996 presentation.

NOTE 2: BUSINESS COMBINATIONS

  During November 1996, the Company consummated business combinations with Informed Access which included the exchange of 5,375,000 shares of Access Health common stock (including 4,778,317 shares issued to Informed Access shareholders and 596,683 shares reserved for future grant to Informed Access option holders) and CRS, which included the exchange of 170,000 shares of Access Health common stock. These business combinations were accounted for as pooling-of-interests, and accordingly, the historical financial statements of the Company have been restated to include the consolidated financial statements of Access Health, Informed Access and CRS for all periods presented. The supplemental consolidated statements of operations and accompanying notes of the Company for the fiscal years ended September 30, 1994 and 1995 include the operations of Informed Access and CRS for the calendar years ended December 31, 1994 and 1995. The supplemental consolidated statement of operations and accompanying notes of the Company for the fiscal year ended September 30, 1996 include the operations of Informed Access and CRS for the twelve months ended September 30, 1996. Accordingly, the Company's accumulated deficit has been adjusted for the effect of utilizing differing fiscal year ends for these periods. Subsequent to the business combinations, the fiscal year-ends of Informed Access and CRS have been changed from December 31 to September 30 to conform to the fiscal year end of Access Health.

  The supplemental consolidated financial statements have been prepared to give retroactive effect to the business combinations with Informed Access and CRS in November, 1996. Generally accepted accounting principles prohibit giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. The accompanying supplemental consolidated financial statements do not extend through the date of consummation, however, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combinations are issued.

  In connection with the business combinations, the Company incurred direct transaction costs of approximately $6.3 million which will be charged to operations in the period during which the merger is consummated.

                              ACCESS HEALTH, INC.

  The table below sets forth the combined revenues and net income (loss) for the years ended September 30, 1994, 1995 and 1996 (in thousands):

                                           INFORMED
                             ACCESS HEALTH  ACCESS    CRS    ADJUSTMENT COMBINED
                             ------------- --------  ------  ---------- --------
   1994:
     Revenues...............    $18,629    $   125   $1,111    $  --    $19,865
     Net income (loss)......     (2,296)    (2,381)     110       --     (4,567)
   1995:
     Revenues...............    $31,553    $ 2,957   $1,500    $  --    $36,010
     Net income (loss)......      1,540     (3,745)     226     1,298      (681)
   1996:
     Revenues...............    $62,073    $ 8,668   $1,362    $  --    $72,103
     Net income (loss)......      8,125     (6,007)    (391)     (633)    1,094

  The adjustments to the combined results of operations included in the table above reflect the realization of the Informed Access net operating loss carryover to the extent of Access Health deferred income tax liabilities which will reverse in periods subsequent to the merger.

NOTE 3: AVAILABLE-FOR-SALE SECURITIES

  The following is a summary of available-for-sale securities as of September 30, 1995 and 1996 (in thousands):

                                                                 1995    1996
                                                                ------  -------
   U.S. government and municipal debt securities............... $5,172  $23,789
   Corporate debt securities...................................    525    6,451
   Corporate and municipal bond funds..........................  2,500    9,526
                                                                ------  -------
   Total debt securities.......................................  8,197   39,766
   Less: amounts included in cash and equivalents.............. (3,025) (25,640)
                                                                ------  -------
                                                                $5,172  $14,126
                                                                ======  =======

  Realized and unrealized gains and losses on available-for-sale securities were immaterial as of and for the years ended September 30, 1995 and 1996.

  The amortized cost of debt securities at September 30, 1996, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities.

      Less than 1 year.................................................. $33,572
      1 to 5 years......................................................   6,194
                                                                         -------
      Total debt securities............................................. $39,766
                                                                         =======

                              ACCESS HEALTH, INC.

NOTE 4: PROPERTY AND EQUIPMENT

  As of September 30, 1995 and 1996, property and equipment consisted of the following (in thousands):

                                                                1995     1996
                                                               -------  -------
   Computer equipment......................................... $ 7,439  $16,349
   Office furniture and equipment.............................   2,185    3,804
   Computer software..........................................     978    2,295
   Leasehold improvements.....................................     817    1,384
                                                               -------  -------
                                                                11,419   23,832
   Less: accumulated depreciation.............................  (3,834)  (7,320)
                                                               -------  -------
                                                               $ 7,585  $16,512
                                                               =======  =======

NOTE 5: NOTES PAYABLE TO RELATED PARTIES

  Notes payable to related parties arising from bonuses are comprised of notes payable to members of management, who are also stockholders of the Company, and are payable in installments in March 1997 and September 1997.

NOTE 6: LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

  As of September 30, 1995, long-term debt included an installment note payable to a bank bearing interest at 7.36%, requiring monthly principal and interest payments of approximately $22,000 through March, 1998. This debt was retired in fiscal 1996.

  In May 1996, the Company signed a revolving credit agreement (the "Credit Agreement") with a bank under which the Company may borrow up to $3 million for qualifying equipment purchases. Interest on borrowings under the Credit Agreement accrues at the bank's prime rate plus 0.50% (aggregating 8.75% as of September 30, 1996) and is payable monthly. The Credit Agreement expires on May 1, 1997, at which time any outstanding balance will be due and payable. The Credit Agreement contains restrictive financial covenants which require the Company to maintain specified levels of tangible net worth and maintain specified minimum debt and earnings before interest and local taxes ratios. Borrowings under the Credit Agreement would be unsecured. The Company has no balances outstanding under the Credit Agreement at September 30, 1996.

  The Company also has a term facility agreement (the "Term Agreement") whereby the Company may borrow, in one or more borrowings, an amount not to exceed $2 million in the aggregate, subject to certain conditions set forth in the Term Agreement. This commitment is in the form of a $680,000 note payable facility and a $1,320,000 capital lease facility. At September 30, 1996, cumulative borrowings under the note payable facility and capital lease facility were $591,000 and $953,000, respectively (borrowings under the capital lease facility were $158,000 at September 30, 1995). Borrowings under the Term Agreement are secured by certain of the Company's equipment, with an aggregate carrying value of approximately $1,450,000 at September 30, 1996. The total remaining commitment under the Term Agreement is $124,000 as of September 30, 1996. Amounts payable under the Term Agreement at September 30, 1996 bear interest at 14.48%, are due at varying dates through September 1999, and require monthly payments of principal and interest totaling approximately $52,000. Amounts due under the note payable facility of the Term Agreement are $180,000, $197,000 and $214,000 in fiscal 1997, 1998 and 1999, respectively.

  In connection with the Term Agreement, the Company issued warrants to the lender in October 1995 and May 1996. Under the terms of the warrants, the lender may acquire a number of shares of Series C preferred

                              ACCESS HEALTH, INC.

stock based on specified formulas set forth in the warrant agreements. The warrants are exercisable for ten years after the date of issuance or five years after the date an initial public offering is completed by Informed Access, whichever is longer. The value attributable to these warrants was not material. The warrants will be converted into warrants to purchase common stock as a result of the merger (Note 2).

  The Company has other capital leases outstanding aggregating $399,000 at September 30, 1996 ($31,000 at September 30, 1995).

  The following is a schedule of future minimum lease payments under all capital leases, together with the present value of net minimum lease payments, as of September 30, 1996 (in thousands):

      FISCAL YEAR
      -----------
      1997.............................................................. $  575
      1998..............................................................    556
      1999..............................................................    474
      2000..............................................................     36
                                                                         ------
                                                                          1,641
      Less: amount representing interest and taxes......................   (289)
                                                                         ------
      Present value of future minimum lease payments....................  1,352
      Less: current portion.............................................   (419)
                                                                         ------
      Capital lease obligations, long-term.............................. $  933
                                                                         ======

  During 1994, the Company entered into a bridge loan with preferred stockholders. Such notes payable to stockholders totaled $1 million and accrued interest at 8% per annum. On March 17, 1995, these notes payable and related accrued interest were converted into shares of Series C Preferred Stock at $5.71 per share.

  Interest paid during the years ended September 30, 1994, 1995 and 1996 was $186,000, $120,000 and $170,000, respectively.

NOTE 7: INCOME TAXES

  The provision (credit) for income taxes consists of the following (in thousands):

                                                          1994    1995    1996
                                                         -------  -----  ------
   Federal:
     Current............................................ $(1,518) $  40  $4,459
     Deferred (prepaid).................................     266   (259)    --
                                                         -------  -----  ------
       Total federal....................................  (1,252)  (219)  4,459
   State:
     Current............................................     --       6   1,591
     Deferred (prepaid).................................    (100)   (29)    --
                                                         -------  -----  ------
       Total state......................................    (100)   (23)  1,591
                                                         -------  -----  ------
   Provision (credit) for income taxes.................. $(1,352) $(242) $6,050
                                                         =======  =====  ======

                              ACCESS HEALTH, INC.

  The income tax provisions differ from the amount computed by applying the federal statutory income tax rate to income (loss) before income taxes. A reconciliation to the statutory federal income tax rate is as follows:

                                                             1994   1995   1996
                                                             ----   ----   ----
   Statutory federal income tax rate........................ (34)%   (34)%  35 %
   State income taxes, net of federal benefit...............  (2)     (2)   15
   Tax exempt interest income...............................  (3)     --    (2)
   Unconsolidated operating loss with no current benefit....  --       9    37
   Other....................................................   2       1    --
                                                             ---    ----   ---
   Effective income tax rate................................ (37)%  (26)%   85 %
                                                             ===    ====   ===

  Significant components of the Company's deferred income tax assets and liabilities at September 30, 1995 and 1996 are as follows (in thousands):

                                                                1995     1996
                                                               -------  -------
   Deferred income tax liabilities:
     Depreciation and amortization............................ $   331  $ 1,080
     Prepaid expenses.........................................   2,550    2,354
                                                               -------  -------
   Total deferred income tax liabilities......................   2,881    3,434
   Deferred income tax assets:
     Research & development credit............................     161      161
     Amortization.............................................      --      954
     Vacation accrual.........................................     191      297
     Accrued expenses.........................................     271      784
     State income taxes.......................................      61      386
     Receivable allowances and reserves.......................     213      288
     Alternative minimum tax credit...........................     129       --
     Net operating loss.......................................   2,901    4,243
     Stock compensation.......................................     350       --
     Other....................................................      93       60
                                                               -------  -------
   Total deferred income tax assets...........................   4,370    7,173
   Less: valuation allowance..................................  (1,141)  (3,739)
                                                               -------  -------
   Net deferred income tax asset.............................. $   348  $   --
                                                               =======  =======

  The net change in the Company's valuation allowance was $1,141,000 and $2,598,000 during the fiscal years ended September 30, 1995 and 1996, respectively.

  Income tax payments were $70,000, $50,000 and $4,909,000 for the years ended September 30, 1994, 1995 and 1996, respectively. The Company received income tax refunds of $427,000 and $1,630,000 during the years ended September 30, 1994 and 1995, respectively.

  The Company's federal and state net operating loss carryforwards of approximately $11 million as of September 30, 1996 expire between 2007 and 2011 for both federal and state purposes. The Company also has approximately $161,000 of Research & Development tax credits available which expire between 2007 and 2011. Certain provisions of the Internal Revenue Code of 1986, as amended, may limit the net operating loss carryforwards and tax credit available for use in any given year if certain events occur including significant changes in ownership.

                              ACCESS HEALTH, INC.

  The Company's income tax returns for fiscal years ended September 30, 1989, 1990 and 1994 are currently under examination by the Internal Revenue Service (the "IRS"). The IRS is examining the deductibility of certain expenses claimed in connection with prior acquisitions by the Company. Subsequent to September 30, 1996, the Company reached a partial settlement with the IRS for certain deductions related to fiscal years 1989, 1990 and 1994. As a result of the partial settlement, the Company had no additional income tax expense. With respect to the remaining deductions under examination, the Company believes that these deductions were properly taken and that adequate provision has been made in the statements of operations for taxes owed.

NOTE 8: COMMITMENTS

 Operating Leases

  The Company leases its offices under the terms of operating leases. Annual minimum rental payments for fiscal 1997, 1998, 1999, 2000, 2001 and thereafter are $2,552,000, $2,347,000, $1,735,000, $1,448,000, $1,394,000 and $118,000,
respectively. Rental expenses are recorded on a straight-line basis over the respective lease terms and were $1,222,000, $1,549,000 and $1,883,000 for the years ended September 30, 1994, 1995 and 1996, respectively.

NOTE 9: MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

  Informed Access was authorized to issue shares of mandatorily redeemable preferred stock from time to time in one or more series of designations, rights, preferences and limitations established by its board of directions. As of September 30, 1996, 3,734,151 aggregate shares of Series A, B, and C mandatorily redeemable preferred stock have been issued. Each share of mandatorily redeemable preferred stock will be converted into one share of common stock upon completion of the merger (Note 2).

  In July 1996, the Company issued a warrant to a customer to purchase 64,548 shares of Series C mandatorily redeemable preferred stock at $15.49 per share. The warrants became exercisable in November 1996. The warrants will be converted into warrants to purchase common stock as a result of the merger (Note 2).

NOTE 10: STOCKHOLDERS' EQUITY

 Common Stock

  In December, 1995, the Company completed a secondary public offering of its common stock. A total of approximately 4.8 million shares were sold at $21.33 per share of which 1.5 million shares were sold by the Company and approximately 3.3 million shares were sold by the Company's original venture capital stockholders who are now fully divested. Net proceeds to the Company from the offering were approximately $29.5 million.

  During May and July 1996 certain options were granted with exercise prices below the applicable fair market value (as determined by an independent appraisal) on the date of grant, resulting in deferred stock compensation of approximately $476,000. The deferred stock compensation will be amortized into expense ratably over the four year vesting term of the related options; however, because such options will become 100% vested as a result of the merger with Informed Access in November 1996, the unamortized balance of deferred stock compensation will be recorded as an expense in the quarter ended December 31, 1996. At September 30, 1996, the unamortized balance of deferred stock compensation was approximately $443,000.

 Employee Stock Options

  Access Health established an employee common stock participation plan in 1989 (the "1989 Incentive Stock Plan") under which incentive stock options, nonqualified stock options, and restricted common stock may

                              ACCESS HEALTH, INC.

be issued or sold to employees and consultants. As of September 30, 1996 a total of 2,550,000 shares of common stock have been reserved for issuance under this plan, of which 32,065 shares remained available for the granting of options at September 30, 1996.

  The following table summarizes incentive stock option activity of Access Health for the years ended September 30, 1994, 1995 and 1996:

                                                                     EXERCISE
                                                        NUMBER OF     PRICE
                                                         SHARES     PER SHARE
                                                        ---------  ------------
   Balance, September 30, 1993.........................   895,242  $0.167-6.833
     Options granted...................................   367,605     5.33-8.83
     Options exercised.................................   (54,495)   0.167-5.42
     Options cancelled.................................   (33,285)   1.333-5.42
                                                        ---------  ------------
   Balance, September 30, 1994......................... 1,175,067    0.167-8.83
     Options granted...................................   259,365   10.25-13.75
     Options exercised.................................  (102,975)  0.167-6.917
     Options cancelled.................................   (17,475)  0.167-10.25
                                                        ---------  ------------
   Balance, September 30, 1995......................... 1,313,982   0.167-13.75
     Options granted................................... 1,141,470  15.333-62.50
     Options exercised.................................  (421,499)  0.167-13.75
     Options cancelled.................................  (208,786)  1.333-62.50
                                                        ---------  ------------
   Balance, September 30, 1996......................... 1,825,167  $0.167-60.75
                                                        =========  ============

  Incentive stock options of Access Health generally become exercisable at the rate of twenty percent per year commencing on the first anniversary of the date of grant, however certain officers of the Company may exercise options for restricted common stock at the date of grant. As of September 30, 1995 and 1996, options to purchase 510,498 shares at exercise prices ranging from $0.167 to $12.67 per share and 330,221 shares at exercise prices ranging from $0.167 to $12.42 per share, respectively, were exercisable.

  Informed Access has adopted a stock option plan (the "Informed Access Plan") to provide directors, officers, other employees and consultants options to purchase up to 564,795 at December 31, 1995 and 766,508 at September 30, 1996 shares of common stock. Under the terms of the Informed Access Plan, the Board of Directors may grant either "nonqualified" or "incentive" stock options, as defined by the Internal Revenue Code and regulations. Under the terms of the Informed Access Plan, the purchase price of the shares subject to an incentive stock option will be the fair market value of Informed Access' common stock on the date the option is granted. The purchase price of a nonqualified option will not be less than 85% of fair market value. If the grantee owns more than 10% of the total combined voting power or value of all classes of Informed Access stock on the date of grant, the purchase price of an incentive stock option shall be at least 110% of the fair market value at the date of grant and the exercise term will be up to five years from the date of grant. All other options granted under the Informed Access Plan are exercisable up to ten years from the date of grant. All options granted to date are exercisable up to a five year period.

                              ACCESS HEALTH, INC.

  The activity relating to the Informed Access Plan is as follows (shares and per share amounts have been adjusted for the merger exchange ratio):

                                                 NUMBER OF SHARES    PER SHARE
                                              ----------------------  EXERCISE
                                              NONQUALIFIED INCENTIVE   PRICE
                                              ------------ --------- ----------
   Balances, December 31, 1993...............       --          --          --
     Granted.................................     8,069     148,460  $     0.17
                                                -------     -------  ----------
   Balances, December 31, 1994...............     8,069     148,460        0.17
     Granted.................................     6,051     257,627   0.17-0.57
     Exercised...............................   (14,120)    (29,853)       0.17
     Cancelled...............................       --      (84,719)       0.17
                                                -------     -------  ----------
   Balances, December 31, 1995...............       --      291,515   0.17-0.57
     Granted.................................    82,702     328,872   0.17-3.72
     Exercised...............................   (16,540)    (15,935)  0.17-0.57
     Cancelled...............................   (16,944)    (65,153)  0.17-0.57
                                                -------     -------  ----------
   Balances, September 30, 1996..............    49,218     539,299  $0.17-3.72
                                                =======     =======  ==========
   Exercisable, September 30, 1996...........     1,513      39,294  $0.17-1.86
                                                =======     =======  ==========

 Common Stock Warrants and Options

  In August 1993, the Company issued warrants to purchase 525,000 shares of the Company's common stock. The warrants became exercisable in January 1994 and 356,916 shares of common stock were issued upon the cashless exercise of all warrants in December, 1995.

  In October 1988, nonqualified stock options to purchase 98,974 shares of Series A Preferred Stock at $0.46 per share, which converted to common stock options on February 28, 1992, were granted to a former director. As of September 30, 1996, 96,617 shares of common stock have been issued pursuant to this option.

  Nonqualified stock options to purchase 22,500 shares of common stock at prices ranging from $4.167 to $6.667 per share were granted in fiscal 1993 to certain consultants of the Company. The options become exercisable in equal installments over a five-year period commencing on the first anniversary of the date of grant; as of September 30, 1996, 13,500 shares of common stock have been purchased pursuant to these options and none of the remaining 9,000 shares are exercisable.

  In May 1996, the Company granted 2,000 shares of restricted stock to an officer. The Company retained the right to repurchase, at the market price on the date of grant ($50.625 per share), all of the shares if the officer leaves the Company during the first year after the grant date and half of the shares if the officer leaves the Company during the second year after the grant date.

  During 1996, the Company granted nonqualified stock options to purchase 230,000 shares of common stock at $50.625 per share to an officer. The options become exercisable in equal installments over a five-year period commencing on the first anniversary of the date of grant; as of September 30, 1996 none of the options are exercisable.

 Stock Purchase Plan

  The Company established a stock purchase plan in 1991 (the "1991 Plan") under which most employees of the Company may participate. A total of 825,000 shares of the Company's common stock have been reserved

                              ACCESS HEALTH, INC.

for issuance under the 1991 Plan. The 1991 Plan is administered by a committee appointed by the Board of Directors. Employees can elect to have from 1% to 10% of their monthly gross salary deducted during each offering period and applied to the purchase of stock. The purchase price is an amount equal to 85% of the fair market value of a share of common stock of the Company on the enrollment date or on the purchase date, whichever is lower. During the years ended September 30, 1994, 1995 and 1996, the Company sold 96,320 shares of common stock for $410,553, 48,548 shares of common stock for $468,710 and 41,659 shares of common stock for $753,146, respectively.

 Director Options

  The Company established a director common stock participation plan in 1995 (the "1995 Director Stock Option Plan") under which nonqualified stock options may be granted to directors. As of September 30, 1996 a total of 150,000 shares of common stock have been reserved for issuance under this plan, of which 116,250 shares remained available for the granting of options at September 30, 1996. As of September 30, 1996, options to purchase 33,750 shares were granted and 16,558 shares were exercisable at prices ranging from $10.25 to $54.25 per share.